NEWS RELEASE

DT Midstream Announces Quarterly Dividend

DETROIT, Dec. 9, 2021 – The Board of Directors of DT Midstream, Inc. (NYSE: DTM) has declared a $0.60 per share dividend on its common stock payable Jan. 15, 2022 to shareholders of record at the close of business Dec. 20, 2021.

“DT Midstream continues its strong performance as a standalone public C-corp and expects to maintain a durable and growing dividend that is competitive with our peers,” said David Slater, president and CEO of DT Midstream.

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About DT Midstream

DT Midstream (NYSE: DTM) is an owner, operator and developer of natural gas interstate and intrastate pipelines, storage and gathering systems, compression, treatment and related energy infrastructure. The Company transports clean, natural gas for utilities, power plants, marketers, large industrial customers and energy producers across the Southern, Northeastern and Midwestern United States and Canada. The Detroit-based company offers a comprehensive, wellhead-to-market array of services, including natural gas transportation, storage and gathering. DT Midstream is transitioning towards net zero greenhouse gas emissions by 2050, including a target of achieving 30% of its carbon emissions reduction in the next decade. DT Midstream is among the first in the midstream sector to establish net zero goals.

Contact

Media

Steven Rawlings, DT Midstream, 313.774.0690
steven.rawlings@dtmidstream.com

Investors/Analysts

Todd Lohrmann, DT Midstream, 313.774.2424
investor_relations@dtmidstream.com

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